Exhibit 4.22

Confidential

MASTER MANUFACTURE AND SUPPLY AGREEMENT

This Master Manufacture and Supply Agreement and its annexes, exhibits and attachments (the “Agreement”) is entered into as of this 3 day of March, 2025 (“Effective Date”) by and between

INNOVIZ TECHNOLOGIES LTD., a company organized under the laws of the State of Israel, with its principal offices located at 5 Uri Ariav Street, Bldg. C., Nitzba 300, Rosh HaAyin, Israel, 4809202, and/or any of its Affiliates (“Innoviz”);

and

Fabrinet, a corporation organized under the laws of the Cayman Islands with its principal offices located at 160 Robinson Road, #21-09 SBF Center, 068914 Singapore, and its affiliate Fabrinet Co., Ltd. (collectively, “Fabrinet”).

Innoviz and Fabrinet are hereinafter individually referred to as a “Party” and collectively as the “Parties”.

1.	GENERAL; DEFINITIONS

Contract Manufacturer. This Agreement sets forth the terms and conditions pursuant to which Fabrinet shall provide Innoviz, on a non-exclusive basis, with manufacture and supply of certain Innoviz-designed products as set forth in Annex A attached hereto, as may be amended from time to time by Innoviz (each, an “Innoviz Product” or “Product”) all in accordance with the design and others specifications as provided by Innoviz [Omitted] and the quality requirements as set forth in Annex B attached hereto. Fabrinet shall perform such manufacture and supply as a contract manufacturer (“CM”), in accordance with the terms and conditions of Annex C attached hereto.

1.1	Definitions. The following terms shall have the definitions ascribed thereto below:

[Omitted]

2.	SERVICES

General. Fabrinet shall provide Innoviz with the manufacturing, supply [Omitted] and other related services for the applicable Innoviz Products, all based on the Specifications (the “Services”). Fabrinet shall only supply an Innoviz Product to Innoviz. Fabrinet shall ensure that Innoviz Products or any part(s) thereof are not supplied or otherwise made available to any third party not explicitly authorized by Innoviz or for any other purpose.

2.1.	Manufacturing Site. All Services shall be performed and the Products shall be manufactured by Fabrinet Co., Ltd. (“Fabrinet Thailand”) solely at the Manufacturing Site. [Omitted]

2.2.
Specifications. Fabrinet shall manufacture and assemble the Innoviz Products only in accordance with Innoviz’s respective Designs, Specifications, and Innoviz’s and/or Fabrinet’s Manufacturing Processes, as instructed by Innoviz.

3.	MANUFACTURE

[Omitted]

4.	SUPPLY TERMS

Annex C attached hereto governs the terms and conditions of supply of Innoviz Products by Fabrinet as a CM.

5.	SUPPLY CHAIN CONTROL

[Omitted]

5.1.
Production Location. Any change of the Manufacturing Site, or of the dispatch location of the Innoviz Products, or any change in the production location of any Fabrinet sub-supplier, requires the prior written consent of Innoviz, which may not be unreasonably withheld.

6.	CONFIDENTIALITY

[Omitted]

7.	INTELLECTUAL PROPERTY

 [Omitted]

8.	REPRESENTATIONS AND WARRANTIES

8.1.
Fabrinet hereby represents and warrants to Innoviz that: (a) Fabrinet has the skill, expertise, experience, qualification, knowledge and ability required to supply the Innoviz Products and fulfill its obligations hereunder to the highest industry standard and in compliance with all applicable laws and regulations; (b) Fabrinet is not prevented or barred, in any way, from entering this Agreement and supplying the Innoviz Products hereunder, and such performance shall not conflict or cause the breach of any agreement, undertaking or law to which Fabrinet is subject or bound and any confidentiality or non-competition agreement, and does not require for that matter the consent of any person or entity; (c) Fabrinet has obtained, and will maintain, any and all authorizations, approvals, licenses, certifications, permits, and/or consents required under applicable law to perform under this Agreement; (d) Fabrinet will notify Innoviz immediately regarding any matter in which Fabrinet has a personal interest and which may potentially create a conflict of interest between Fabrinet and its performance hereunder; (e) Fabrinet is not an Israeli resident, is not directly or indirectly held by Israeli residents and all of Fabrinet’s activities are conducted outside of Israel (no permanent establishment in Israel); and (f) all Services shall be provided to Innoviz outside of Israel.

8.2.
Each Party represents and warrants that: (a) it has all requisite corporate power and authority to execute this Agreement and to carry out its obligations hereunder; and (b) this Agreement constitutes a valid and legally binding obligation of such Party, enforceable in accordance with its terms.

9.	TERM AND TERMINATION

[Omitted]

10.	INFORMATION SECURITY

[Omitted]

11.	INSURANCE

[Omitted].

12.	COMPLIANCE

12.1.
Compliance with Applicable Laws. Fabrinet hereby represents and warrants that the manufacturing, supply and delivery of any Product hereunder complies with all applicable laws, including without limitation antitrust and competition laws and regulations, prevention of corruption laws and regulations, prevention of money laundering laws and regulations, export control laws and data protection laws and regulations. [Omitted]. Fabrinet shall ensure its employees and personnel have the legal right to work in the country where they are providing services and are adequately trained and certified (to the extent certification is required by applicable Law).

12.2.
Innoviz’s Policies; Code of Conduct. Fabrinet hereby undertakes to comply with all of Fabrinet’s disciplinary regulations, work rules, policies, procedures and objectives, which are relevant to the performance of its obligations under this Agreement, as detailed in Fabrinet’s Code of Conduct and Suppliers Code of Conduct, attached hereto as Annex F.

12.3.
Environmental and Safety. Fabrinet shall comply with the most current versions of: [Omitted]. Fabrinet shall further comply with all applicable laws and regulations in the country of the Manufacturing Site, including without limitation, [Omitted]. In addition, Fabrinet shall assist with any reasonable request by Innoviz in connection with Innoviz and/or its customers’ obligations to comply with applicable laws and regulations.

12.4.
Conflict Minerals. Fabrinet will have a policy to ensure compliance with EU ‘Conflict Minerals’ Regulation, 2017/821 and any other similar regulations that may be applicable to the Products and/or other services provided hereunder, including any components thereof.

12.5.	Export Compliance. Fabrinet represents and warrants that: [Omitted]

12.6.
Anti-Corruption. Without derogating from the generality of the foregoing, Fabrinet shall comply with all applicable laws regarding anti-bribery, anti-corruption, money laundering, or terrorist financing (including without limitation [Omitted]

13.	GENERAL

13.1.
Entire Agreement. This Agreement represents the entire agreement between the Parties hereto with respect to the subject matter hereof and supersedes all prior and contemporaneous agreements or understandings, whether oral or written, with respect thereto. In entering into this Agreement, neither Party is relying on any statement or representation not expressly stated herein.

13.2.	Amendment. No supplement, modification or amendment to this Agreement will be binding unless expressly agreed to in writing and signed by both Parties.

13.3.
Relationship between the Parties. Fabrinet and Innoviz will each remain an independent contractor responsible only for its own actions and will not act as or be an agent, partner, co-venturer, employee or fiduciary of the other. Nothing in this Agreement will be construed as constituting either Party as a partner, employee or agent of the other Party. Fabrinet understands and agrees that except as specifically provided in this Agreement, Innoviz does not grant Fabrinet the right or authority to make or give any agreement, statement, representation, warranty or other commitment, or to create any obligation of any kind, on behalf of Innoviz without derogating from the generality of the foregoing, it is specifically clarified that: (a) Innoviz shall not be required to carry any compensation, health or accident insurance to cover Fabrinet; and (b) Fabrinet shall be solely responsible to report and pay, according to the applicable law, to its personnel any and all contributions for its personnel taxes, national insurance, health insurance and any other mandatory payments and/or other benefits arising in connection with the performance under or in connection with this Agreement.

[Omitted]

13.4.
Governing Law; Jurisdiction. The validity, interpretation, construction and performance of this Agreement shall be governed and construed in accordance with the laws of the State of New York, without regard to any conflicts of laws rules. Any claim, dispute or controversy between the parties will be subject to the exclusive jurisdiction and venue of the courts located in New York County, New York, and each Party hereby irrevocably submits to the personal jurisdiction of such courts and waives any jurisdictional, venue, or inconvenient forum objections to such courts. Notwithstanding the foregoing, each party may seek equitable relief in any court of competent jurisdiction. The United Nations Convention on Contracts for the International Sale of Goods shall not apply to this Agreement and is hereby disclaimed.

[Omitted]

13.5.
Waiver. No failure or delay on the part of any party in exercising any right or remedy under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or remedy preclude any other or further exercise thereof or the exercise of any other right or remedy. Any waiver granted hereunder must be in writing (duly signed by an authorized representative of the waiving party), and shall be valid only in the specific instance in which given. Except as expressly provided otherwise in this Agreement, no right or remedy conferred upon or reserved by any party under this Agreement is intended to be, or shall be deemed, exclusive of any other right or remedy under this Agreement, at law or in equity, but shall be cumulative of such other rights and remedies.

13.6.
Severability. If any provision of this Agreement is held by a court of competent jurisdiction to be illegal, invalid or unenforceable, then: (a) the remaining provisions of this Agreement shall remain in full force and effect; and (b) the Parties hereto agree that the court making such determination shall have the power to limit the provision, to delete specific words or phrases, or to replace the provision with a provision that is legal, valid and enforceable and that most closely approximates the original legal intent and economic impact of such provision, and this Agreement shall be enforceable as so modified in respect of such jurisdiction. In the event such court does not exercise the power granted to it as aforesaid, then such provision will be ineffective solely as to such jurisdiction, and will be substituted (in respect of such jurisdiction) with a valid, legal and enforceable provision that most closely approximates the original legal intent and economic impact of such provision.

[Omitted]

13.7.	No Third Party Beneficiaries. Except as expressly stated otherwise herein, there shall be no third-party beneficiaries of or under this Agreement.

13.8.
Notices. Except as may be specified otherwise in this Agreement, all notices, consents, or other communications provided for in connection with this Agreement shall be in writing, and shall be deemed given upon: (a) personal delivery; (b) the second business day after mailing via registered or certified mail with postage prepaid and return receipt requested; (c) upon delivery confirmation by nationally recognized overnight delivery service; (d) the second business day after sending confirmed by facsimile; and (e) the first business day after sending by email.

13.9.
Expense. Except as expressly stated otherwise in this Agreement, each Party shall pay its own costs and expenses incurred in connection with the negotiation, preparation, signature and performance of this Agreement (and any documents referred to in it).

13.10.	Counterparts. This Agreement may be executed in counterparts.

13.11.	Headings. Section headings are for convenience of reading only.

[Intentionally Left Blank; Signature Page Follows]

IN WITNESS WHEREOF, the Parties have caused this Master Manufacture and Supply Agreement to be signed by their respective duly authorized representatives as of the day and year set forth below:

INNOVIZ TECHNOLOGIES LTD.	FABRINET

Printed Name:	Printed Name:
Title:	Title:
Date:	Date:

AGREED AND ACKNOWLEDGED:

FABRINET CO., LTD.

Printed Name:
Title:
Date:

ANNEX A

LIST OF INNOVIZ PRODUCTS

InnovizTwo

ANNEX B

QUALITY REQUIREMENTS

ANNEX C

TERMS AND CONDITIONS OF SUPPLY

SCHEDULE I

PRICING

ANNEX D

INNOVIZ INFORMATION SECURITY POLICY

ANNEX E

INSURANCE REQUIREMENTS

ANNEX F

FABRINET CODE OF CONDUCT & SUPPLIER CODE OF CONDUCT

ANNEX G

EXPORT CONTROL DECLARATION